Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 33-23950, 33-70284, 333-03081, 333-03083, and 333-91418 on Form S-8 of our report dated January 25, 2008, relating to the financial statements of Max & Erma’s Restaurants, Inc., appearing in this Annual Report on Form 10-K of Max & Erma’s Restaurants, Inc. for the year ended October 28, 2007.
DELOITTE & TOUCHE LLP
Columbus, Ohio
January 25, 2008